Exhibit 99.2

DXC TECHNOLOGY COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On May 31, 2018, DXC Technology Company (“DXC” or the “Company”) completed the previously announced separation of its U.S. Public Sector business, Perspecta, Inc. (“Perspecta”) (the “Separation”). The Separation was accomplished through a two-for-one pro rata distribution of 100% of the outstanding common stock of Perspecta to DXC’s shareholders (the “Distribution”). Perspecta is now an independent public company trading under the symbol “PRSP” on the New York Stock Exchange.

The unaudited pro forma condensed consolidated statement of operations of DXC for the fiscal year ended March 31, 2018 assumes the Distribution had occurred on April 1, 2017. The unaudited pro forma condensed consolidated balance sheet of DXC as of March 31, 2018 assumes the Distribution had occurred on March 31, 2018. Beginning in the first quarter of fiscal 2019, Perspecta’s historical financial results for periods prior to the Distribution will be reflected in DXC’s condensed consolidated financial statements as discontinued operations.

The unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in DXC’s Form 10-K for the fiscal year ended March 31, 2018.

The information presented in the “Historical DXC” column in the unaudited pro forma condensed consolidated financial statements reflects DXC’s historical financial statements for the periods presented and do not reflect any adjustments related to the Distribution and related events.

The information presented in the “Perspecta Separation” column was derived from DXC’s audited consolidated financial statements and the related accounting records as of and for the fiscal year ended March 31, 2018.

The “Pro Forma Adjustments” column reflects adjustments to give effect to the Distribution.

The pro forma adjustments represent the Company's current best estimates and may differ from those that will be calculated to report Perspecta as discontinued operations in DXC’s future filings. The unaudited pro forma condensed consolidated financial statements are provided for illustrative and informational purposes only and are not intended to represent or be indicative of what DXC’s results of operations or financial position would have been had the Separation occurred on the dates indicated. The unaudited pro forma condensed consolidated financial statements also should not be considered representative of DXC’s future results of operations or financial position.

See notes to the unaudited pro forma condensed consolidated financial statements for a more detailed discussion of these transactions.

DXC TECHNOLOGY COMPANY
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
Fiscal Year Ended March 31, 2018

(in millions, except per-share amounts)	Historical DXC	Perspecta Separation	Pro Forma Adjustments	Notes	Pro Forma* DXC Continuing Operations

Revenues	$24,556	$(2,819)	$—		$21,737

Costs of services (excludes depreciation and amortization and restructuring costs)	17,944	(2,098)	—		15,846
Selling, general and administrative (excludes restructuring costs)	2,010	(157)	—		1,853
Depreciation and amortization	1,964	(170)	—		1,794
Restructuring costs	803	(14)	—		789
Interest expense	335	(11)	(4)	(A)	320
Interest income	(89)	—	—		(89)
Other income, net	(82)	—	—		(82)
Total costs and expenses	22,885	(2,450)	(4)		20,431

Income before income taxes	1,671	(369)	4		1,306
Income tax benefit	(111)	(132)	1	(B)	(242)
Net income	1,782	(237)	3		1,548
Less: net income attributable to non-controlling interest, net of tax	31	—	—		31
Net income attributable to DXC common stockholders	$1,751	$(237)	$3		$1,517

Income per common share:
Basic	$6.15				$5.32
Diluted	$6.04				$5.24

Weighted average common shares outstanding for:
Basic EPS	284.93				284.93
Diluted EPS	289.77				289.77
*Pro forma as defined under Article 11 of SEC Regulation S-X

See accompanying notes.

DXC TECHNOLOGY COMPANY
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
As of March 31, 2018

(in millions)	Historical DXC	Perspecta Separation	Pro Forma Adjustments	Notes	Pro Forma* DXC Continuing Operations

ASSETS
Current assets:
Cash and cash equivalents	$2,648	$—	$984	(C)	$3,632
Receivables, net	5,913	(459)	—		5,454
Prepaid expenses	571	(75)	—		496
Other current assets	485	(74)	—		411
Total current assets	9,617	(608)	984		9,993

Intangible assets, net	8,091	(912)	—		7,179
Goodwill	9,652	(2,031)	—		7,621
Deferred income taxes, net	373	—	—		373
Property and equipment, net	3,646	(275)	—		3,371
Other assets	2,542	(139)	—		2,403
Total Assets	$33,921	$(3,965)	$984		$30,940

LIABILITIES and EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$2,073	$(155)	$—		$1,918
Accounts payable	1,708	(195)	—		1,513
Accrued payroll and related costs	766	(22)	—		744
Accrued expenses and other current liabilities	3,466	(339)	—		3,127
Deferred revenue and advance contract payments	1,694	(53)	—		1,641
Income taxes payable	145	(18)	—		127
Total current liabilities	9,852	(782)	—		9,070

Long-term debt, net of current maturities	6,306	(135)	(79)	(A)	6,092
Non-current deferred revenue	802	(7)	—		795
Non-current pension obligations	879	—	—		879
Non-current income tax liabilities and deferred tax liabilities	1,329	(198)			1,131
Other long-term liabilities	916	(72)			844
Total Liabilities	20,084	(1,194)	(79)		18,811

Commitments and contingencies

DXC stockholders' equity
Preferred stock	—	—	—		—
Common stock	3	—	—		3
Additional paid-in capital	12,210	—	—		12,210
Retained earnings/ Net Parent Investment	1,301	(2,771)	1,063	(D)	(407)
Accumulated other comprehensive income	58	—	—		58
Treasury stock	(85)	—	—		(85)
Total DXC stockholders' equity	13,487	(2,771)	1,063		11,779
Non-controlling interest in subsidiaries	350				350
Total Equity	13,837	(2,771)	1,063		12,129
Total Liabilities and Equity	$33,921	$(3,965)	$984		$30,940
*Pro forma as defined under Article 11 of SEC Regulation S-X

See accompanying notes.

DXC TECHNOLOGY COMPANY
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2018 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2018 include the following pro forma adjustments:

(A)
Reflects the 7.45% senior notes due 2029 ("EDS Notes") retained by Perspecta that were not exchanged for DXC notes pursuant to DXC’s offer to exchange any and all of the outstanding EDS Notes for newly issued DXC notes, which was made pursuant to the terms and conditions set forth in DXC’s prospectus, dated as of January 8, 2018.

(B)	Represents the tax impact of pro forma adjustments.

(C)	Adjusted for cash dividend payment from Perspecta to DXC.

(D)	Retained earnings was adjusted as a result of pro forma adjustments.